THE WELLCARE MANAGEMENT GROUP, INC. AND SUBSIDIARIES
               COMPUTATION OF NET INCOME PER SHARE OF COMMON STOCK
                      (in thousands, except per share data)
                                   (unaudited)

                                     THREE MONTHS ENDED SEPT 30,
                                     ---------------------------
                                        1999              1998
                                        ----              ----

LOSS BEFORE INCOME TAXES &                 (76)          (2,949)
EXTRAORDINARY BENEFITS

PROVISION FOR INCOME TAXES                  --               --

EXTRAORDINARY BENEFIT                    3,078

                                       -------         --------
NET INCOME (LOSS)                      $ 3,002         $ (2,949)
                                       =======         ========
INCOME (LOSS) PER SHARE -
BEFORE INCOME TAXES &
EXTRAORDINARY BENEFITS                 $ (0.01)        $  (0.39)
                                       =======         ========
Weighted average shares of
    common stock outstanding            38,717            7,549
                                       =======         ========

INCOME (LOSS) PER SHARE -              $  0.08         $  (0.39)
                                       =======         ========
Weighted average shares of
    common stock outstanding            38,717            7,549
                                       =======         ========

INCOME (LOSS) PER SHARE - DILUTED      $  0.08         $  (0.39)
                                       =======         ========
Weighted average shares of common
    stock and common stock equivalents     Not             Not
    outstanding                        Applicable      Applicable